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                                                                    EXHIBIT 99.1

                                 AMENDMENT NO. 2
                       TO MANAGEMENT CONSULTING AGREEMENT

         AMENDMENT NO. 2, dated as of October 2, 2000 ("Amendment No. 2") to that certain Management Consulting Agreement, dated as of October 31, 1991 (the "Agreement"), between PRESTOLITE ELECTRIC INCORPORATED, a corporation organized and existing under the laws of the State of Delaware (the "Company"), and GENSTAR INVESTMENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("GIC").

                              W I T N E S S E T H:

         WHEREAS, the parties to the Agreement, pursuant to Section 6 of the Agreement, desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to amend the Agreement pursuant to Section 6 of the Agreement as follows:

         SECTION 1. Amendments to the Agreement. Section 3(a) of the Agreement is amended and restated as follows:

                  "SECTION 3. Compensation. (a) In consideration of the service provided by GIC hereunder, the Company shall pay to GIC a management consulting fee equal to the greater of (i) $600,000 per annum, payable in four equal installments thirty days following the last day of March, June, September and December during the term hereof, commencing with the payment for the quarter ending December 31, 2000. Any amount not paid when due hereunder shall bear interest at the rate of 10% per annum."

         SECTION 2. Reference to and Effect on the Agreement.

         (a) Upon the effectiveness of Section 1 hereof, on and after the date hereof each reference in the Agreement to "this Agreement", "the Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended by Section 1 hereof.

         (b) Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

IN WITNESS Whereof, each party hereto has executed, or caused its duly authorized officer to execute, this Amendment No. 2 as of the date first written above.

PRESTOLITE ELECTRIC INCORPORATED                 GENSTAR INVESTMENT CORPORATION



By:  /s/  Kenneth C. Cornelius                   By: /s/  Richard D. Paterson
     -------------------------                       ------------------------
Kenneth C. Cornelius                             Richard D. Paterson
Senior Vice President                            Executive Vice President


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